Filed Pursuant to Rule 433

Registration Statement 333-236351

May 4, 2020

Amgen Inc.

PRICING TERM SHEET

Dated May 4, 2020

$1,000,000,000 2.200% Senior Notes due 2027 (the “2027 Notes”)

$1,250,000,000 2.300% Senior Notes due 2031 (the “2031 Notes”)

$750,000,000 3.150% Senior Notes due 2040 (the “2040 Notes”)

$1,000,000,000 3.375% Senior Notes due 2050 (the “2050 Notes”)

This term sheet relates only to the securities described below and supplements and should be read together with the preliminary prospectus supplement, dated May 4, 2020, and the accompanying prospectus (including the documents incorporated by reference in the accompanying prospectus) relating to these securities.

Issuer:	Amgen Inc.

Ranking:	Senior Unsecured

Principal Amount:

2027 Notes: $1,000,000,000 (to become immediately fungible upon the Settlement Date with the outstanding $750,000,000 aggregate principal amount of 2.200% Notes due 2027 issued on February 21, 2020)

2031 Notes: $1,250,000,000 aggregate principal amount

2040 Notes: $750,000,000 (to become immediately fungible upon the Settlement Date with the outstanding $1,250,000,000 aggregate principal amount of 3.150% Notes due 2040 issued on February 21, 2020)

2050 Notes: $1,000,000,000 (to become immediately fungible upon the Settlement Date with the outstanding $1,250,000,000 aggregate principal amount of 3.375% Notes due 2050 issued on February 21, 2020)

Maturity Date:	2027 Notes: February 21, 2027 2031 Notes: February 25, 2031 2040 Notes: February 21, 2040 2050 Notes: February 21, 2050

Coupon:

2027 Notes: 2.200% per annum, accruing from and including February 21, 2020

2031 Notes: 2.300% per annum, accruing from and including May 6, 2020

2040 Notes: 3.150% per annum, accruing from and including February 21, 2020

2050 Notes: 3.375% per annum, accruing from and including February 21, 2020

The interest payable on the 2027 Notes, the 2040 Notes and the 2050 Notes on August 21, 2020 will include interest deemed to have accrued from and including February 21, 2020 to, but not including, the Settlement Date, in an aggregate amount of $4,583,333 in the case of the 2027 Notes, $4,921,875 in the case of the 2040 Notes and $7,031,250 in the case of the 2050 Notes, in each case assuming the Settlement Date is May 6, 2020. Such accrued interest shall be paid by the purchasers of the 2027 Notes, the 2040 Notes and the 2050 Notes on the Settlement Date.

Price to Public:

2027 Notes: 101.049% of principal amount (plus accrued interest from February 21, 2020 to, but not including, the Settlement Date in an aggregate amount of $4,583,333, assuming the Settlement Date is May 6, 2020)

2031 Notes: 99.642% of principal amount

2040 Notes: 101.608% of principal amount (plus accrued interest from February 21, 2020 to, but not including, the Settlement Date in an aggregate amount of $4,921,875, assuming the Settlement Date is May 6, 2020)

2050 Notes: 104.496% of principal amount (plus accrued interest from February 21, 2020 to, but not including, the Settlement Date in an aggregate amount of $7,031,250, assuming the Settlement Date is May 6, 2020)

Benchmark Treasury:	2027 Notes: 0.500% due April 30, 2027 2031 Notes: 1.500% due February 15, 2030 2040 Notes: 2.375% due November 15, 2049 2050 Notes: 2.375% due November 15, 2049

Benchmark Treasury Price / Yield:	2027 Notes: 99-25+ / 0.530% 2031 Notes: 108-05+ / 0.637% 2040 Notes: 126-19 / 1.289% 2050 Notes: 126-19 / 1.289%

Spread to Benchmark:	2027 Notes: 150 bps 2031 Notes: 170 bps 2040 Notes: 175 bps 2050 Notes: 185 bps

Yield to Maturity:	2027 Notes: 2.030% 2031 Notes: 2.337% 2040 Notes: 3.039% 2050 Notes: 3.139%

Interest Payment Dates:

2027 Notes: February 21 and August 21 of each year, commencing on August 21, 2020

2031 Notes: February 25 and August 25 of each year, commencing on February 25, 2021

2040 Notes: February 21 and August 21 of each year, commencing on August 21, 2020

2050 Notes: February 21 and August 21 of each year, commencing on August 21, 2020

Reinvestment Rate (for make whole call):

2027 Notes: 15 bps;

2031 Notes: 30 bps;

2040 Notes: 20 bps;

2050 Notes: 25 bps;

in each case plus the weekly yield for the most recent week set forth in the most recent Statistical Release for the constant maturity U.S. Treasury security (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid.

Par Call Dates:	2027 Notes: December 21, 2026 2031 Notes: November 25, 2030 2040 Notes: August 21, 2039 2050 Notes: August 21, 2049

Trade Date:	May 4, 2020

Settlement Date:	May 6, 2020 (T+2)

CUSIP / ISIN:	2027 Notes: 031162 CT5 / US031162CT53 2031 Notes: 031162 CW8 / US031162CW82 2040 Notes: 031162 CR9 / US031162CR97 2050 Notes: 031162 CS7 / US031162CS70

Denominations:	$2,000 x $1,000

Expected Ratings*:	Baa1 (stable) / A- (stable) (Moody’s / S&P)

Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

J.P. Morgan Securities LLC

Barclays Capital Inc.

Credit Suisse Securities (USA) LLC

Mizuho Securities USA LLC

Co-Managers:

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

MUFG Securities Americas Inc.

BNP Paribas Securities Corp.

MFR Securities, Inc.

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

Wells Fargo Securities, LLC

Amgen Inc. has filed a registration statement (including a prospectus dated as of February 10, 2020) and a prospectus supplement dated as of May 4, 2020 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents Amgen Inc. has filed with the SEC for more complete information about the issuer and this offering. You should rely on the prospectus, prospectus supplement and any relevant free writing prospectus or term sheet for complete details. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplement may be obtained from (i) BofA Securities, Inc. toll-free at 1-800-294-1322, (ii) Citigroup Global Markets Inc. toll-free at 1-800-831-9146, (iii) Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 and (iv) Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

*

The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s and S&P. Each of the security ratings above should be evaluated independently of any other security rating.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded (other than any statement relating to the identity of the legal entity authorizing or sending this communication in a non-US jurisdiction). Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another e-mail system.

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